NORTHWEST RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2008 and 2007
(With Report of Independent Registered Public Accounting Firm Thereon)

NORTHWEST RETIREMENT SAVINGS PLAN

Note:	All other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended (ERISA), have been omitted because they are not applicable.

Report Of Independent Registered Public Accounting Firm
To the Participants and the Administrator of the
Northwest Retirement Savings Plan:
We have audited the accompanying statements of net assets available for benefits of the Northwest Retirement Savings Plan (the “Plan”) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental information is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Parente Randolph, LLC

Pittsburgh, Pennsylvania
June 25, 2009

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007
Assets:

Cash	$—	41,620

Investments, at fair value	49,786,564	61,754,604

Total assets	49,786,564	61,796,224

Liabilities:

Cash overdraft	1,975	—

Net assets available for benefits	$49,784,589	61,796,224

See accompanying notes to financial statements.

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007
Change in net assets attributed to:
Net depreciation in fair value of investments	$(18,101,362)	(1,025,111)
Dividends and interest	2,016,446	3,769,661

Total investment (loss)/ income	(16,084,916)	2,744,550

Contributions:
Employer (net of forfeitures)	1,189,183	1,108,626
Participant	3,389,561	3,215,605
Rollovers	166,278	265,016

Total contributions	4,745,022	4,589,247

Net change	(11,339,894)	7,333,797

Deductions from net assets attributed to:
Benefit payments to participants	2,413,515	6,053,357

Net (decrease)/ increase prior to transfers	(13,753,409)	1,280,440

Transfer from predecessor plans	1,547,916	—

Transfer from Northwest Savings Bank ESOP	193,858	170,581

Net assets available for benefits:
Beginning of year	61,796,224	60,345,203

End of year	$49,784,589	61,796,224

See accompanying notes to financial statements.

NORTHWEST RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2008 and 2007
(1)	Description of the Plan

The following description of the Northwest Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
(a)	General

The Plan is a defined contribution plan covering all full-time and part-time employees of Northwest Savings Bank (the “Company”) a subsidiary of Northwest Bancorp, Inc. The Northwest Savings Bank Trust Department is the named trustee of the Plan (the “Trustee”). Employees who are twenty-one or older are eligible to contribute to the Plan on the first day of employment. Participants are eligible to receive employer matching contributions once they have completed 1,000 hours and one year of service. A year of service is defined as 12 consecutive months with at least 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Effective January 1, 2008, the Plan was amended to be both an employee stock ownership plan, with respect to that portion of the Plan that holds common stock of Northwest Bancorp. Inc. and a profit sharing plan with respect to the rest of the Plan.

(b)	Contributions

Each year, participants may voluntarily contribute up to the maximum percentage of compensation and dollar amount limits as allowed under IRC Section 402(g), not to exceed certain annual limitations established by the Internal Revenue Service ($15,500 limit in 2008 and 2007). Participants of the Plan who are or will be 50 years old by the Plan year-end may elect to defer a catch-up contribution in excess of this limit. The maximum catch-up contribution allowable by the IRS was $5,000 in 2008 and 2007. Participants may also contribute amounts representing distributions from other qualified retirement plans. Participants direct the investment of all contributions into various investment options offered by the Plan. Effective January 1, 2008, all Company contributions are made in Northwest Bancorp, Inc. common stock. Each participant has the ability to immediately diversify this Company contribution portion of their account invested in shares of Northwest Bancorp, Inc. common stock into other investment options available within the Plan.

The Company contributes 50% of the first 6% of the base compensation that a participant contributes to the Plan. Additional amounts may be contributed at the option of the Plan’s Administrative Committee. To be eligible for the discretionary contribution, participants must complete 1,000 hours of service during the Plan Year. No discretionary contributions were made for 2008 or 2007. Contributions are subject to certain limitations.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of the Company’s matching and discretionary contributions and Plan earnings. Allocations of earnings are based on participant account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2008 and 2007
(d)	Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company’s matching and discretionary contributions plus earnings thereon is based on years of continuous service. Effective January 1, 2002, the vesting schedule is as follows.

Percentage of
Vesting years	interest vested
Fewer than 2	0%
2	20%
3	40%
4	60%
5	80%
6	100%
(e)	Benefit Payments

Upon termination of service, permanent disability, retirement, or death, a participant may receive a lump sum amount equal to the value of the participant’s vested interest in their account.

Active participants may apply for a hardship withdrawal for the purchase of the participant’s principle residence, to pay tuition, or related post-secondary educational expenses, to pay certain medical or funeral expenses, or to prevent eviction from or foreclosure on the participant’s principal residence. At any time, active participants may elect to withdraw all or a portion of their rollover contributions or contributions transferred from a separate qualified plan.

(f)	Loans to Participants

Participants are permitted to borrow from their fund accounts a minimum of $1,000 up to a maximum of 50% of their vested balance or $50,000, whichever is less. The loans are secured by the balances in the participant’s account and bear interest at a fixed rate of the Northwest Savings Bank published prime rate plus 1% at the time the loan was originated. All loans are subject to specified repayment terms and must be repaid within a five-year period. Each participant is granted one loan at a time. Interest rates at December 31, 2008 ranged from 5.00% to 9.25%.

(g)	Forfeitures

Forfeited nonvested account balances are used to reduce Company contributions. As of December 31, 2008 and 2007 there were no forfeited nonvested accounts and forfeitures used to offset Company contributions were $1,886 and $36,297 for the years ended December 31, 2008 and 2007, respectively.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2008 and 2007
(2)	Summary of Significant Accounting Policies
(a)	General

The accompanying financial statements are prepared on the accrual basis of accounting.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP-94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for the portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. For the 2008 and 2007 plan years, the Plan invested in the Vanguard Retirement Savings Trust, which holds guaranteed investment contracts which are subject to the FSP. For the 2008 and 2007 plan years, the FSP had an immaterial impact on the statements of net assets available for benefits as contract value approximated fair value and had no effect on the statements of changes in net assets available for benefits which are presented on a contract value basis.

(b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of Americas requires the Plan Administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)	Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 4 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

The Plan presents, in the statements of changes in net assets available for benefits, the net appreciation (depreciation) in fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

(d)	Distributions to Participants

Distributions to participants are recorded when paid by the Trustee.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2008 and 2007
(e)	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

(f)	Administrative Expenses

The administrative costs of the Plan are paid by the Company and, as such, are not reflected as expenses of the Plan.

(g)	Reclassifications

Certain reclassifications were made to the 2007 financial statements to conform with the 2008 presentation.
(3)	Risk and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

(4)	Fair Value Measurements

Financial assets and liabilities recognized or disclosed at fair value on a recurring basis and certain financial assets and liabilities on a non-recurring basis are accounted for in accordance with Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a three-level hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. The fair value hierarchy gives the highest priority to quoted prices with readily available independent data in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable market inputs (Level 3). When various inputs for measurement fall within different levels of the fair value hierarchy, the lowest level input that has a significant impact on fair value measurement is used.

Financial assets and liabilities are categorized based upon the following characteristics or inputs to the valuation techniques:
•	Level 1 — Financial assets and liabilities for which inputs are observable and are obtained from reliable quoted prices for identical assets or liabilities in actively traded markets. This is the most reliable fair value measurement and includes, for example, active exchange-traded equity securities.

•	Level 2 — Financial assets and liabilities for which values are based on quoted prices in markets that are not active or for which values are based on similar assets or liabilities that are actively traded. Level 2 also includes pricing models in which the inputs are corroborated by market data, for example, matrix pricing.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2008 and 2007
•	Level 3 — Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Level 3 inputs include the following:
▪	Quotes from brokers or other external sources that are not considered binding;

▪	Quotes from brokers or other external sources where it can not be determined that market participants would in fact transact for the asset or liability at the quoted price;

▪	Quotes and other information from brokers or other external sources where the inputs are not deemed observable.
The Plan is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value. The Plan performs due diligence to understand the inputs used or how the data was calculated or derived. The Plan corroborates the reasonableness of external inputs in the valuation process.

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2008:

				Total assets
	Level 1	Level 2	Level 3	at fair value
Mutual funds	$27,728,715	—	—	27,728,715
Northwest Bancorp, Inc. common stock	15,524,082	—	—	15,524,082
Common collective trust fund	—	5,730,336	—	5,730,336
Participant loans	—	—	803,431	803,431

Total assets	$43,252,797	5,730,336	803,431	49,786,564

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2008 and 2007.

Mutual funds and common stock: Shares of mutual funds are valued at the quoted net asset value of shares held by the Plan at year end. Investments in common stock held are valued at the quoted market price on the last business day of the year.

Common collective trust fund: The Plan’s investment in a collective trust fund is valued based upon the units of the collective trust fund held by the Plan at year end times the respective unit value. The unit value of the collective trust fund is based upon significant observable inputs, although they are not based upon quoted market prices in an active market.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2008 and 2007
Participant loans: Participant loans are not actively traded and significant other observable inputs are not available. Thus, the fair value of participant loans is equal to the amortized cost of the loans because the loans are secured by each respective participant’s account balance.

The following table sets for a summary of changes in the fair value of the Plan’s level 3 assets for the year ended of December 31, 2008:

Participant
December 31, 2008	loans
Beginning balance	$737,200

Purchases, sales, issuances and settlements, net	66,231

Ending balance	$803,431

(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2008 and 2007
(5)	Investments

At December 31, 2008 and 2007, the following investments were held by the Plan:

	2008			2007
	Shares	Fair value		Shares	Fair value
Artisan International Fund	134,274	2,008,736		123,152	3,679,769	*
FPA Capital Long Term Growth Fund	153,209	3,307,792	*	144,933	5,320,487	*
Franklin Small Cap Growth II Fund	118,001	730,428		109,309	1,160,860
T. Rowe Price Mid-Cap Growth Fund	54,061	1,766,189		48,712	2,809,215
T. Rowe Price Blue Chip Growth Fund	155,576	3,579,808	*	152,481	6,134,298	*
Vanguard 500 Index Fund	22,717	1,559,278		15,465	2,090,056
Vanguard Balanced Index Fund	156,280	2,592,680	*	154,520	3,400,993	*
Vanguard Retirement Savings Trust Fund	5,730,336	5,730,336	*	4,016,322	4,016,322	*
Vanguard Selected Value Fund	85,891	1,020,395		90,235	1,722,587
Vanguard Target Retirement 2005 Fund	22,187	214,994		38,243	459,685
Vanguard Target Retirement 2015 Fund	87,428	834,941		50,198	655,580
Vanguard Target Retirement 2025 Fund	75,645	701,232		41,476	569,048
Vanguard Target Retirement 2035 Fund	55,855	516,659		40,790	596,356
Vanguard Target Retirement 2045 Fund	62,360	596,787		41,526	626,622
Vanguard Target Retirement Income Fund	19,470	185,357		1,814	20,188
Vanguard Total Bond Market Index Fund	383,815	3,907,241	*	351,854	3,574,840	*
Vanguard Windsor II Fund	124,003	4,206,198	*	217,131	6,787,510	*
Northwest Bancorp, Inc. common stock	726,103	15,524,082	*	654,610	17,392,988	*
Loans to participants	—	803,431		—	737,200

		$49,786,564			$61,754,604

*	Investments greater than 5% of net assets available for benefits at the end of the Plan year.
The Plan’s investments appreciated (depreciated) in value as follows for the years ended December 31, 2008 and 2007:

	2008	2007
Mutual funds (includes realized losses of $299,418 and $12,448 in 2008 and 2007, respectively)	$(14,521,796)	122,810
Common stock (includes realized (losses)/ gains of $(17,699) and $679,025 in 2008 and 2007, respectively)	(3,579,566)	(1,147,921)

	$(18,101,362)	(1,025,111)

Dividends and interest on plan investments were $2,016,446 and $3,769,661 in 2008 and 2007, respectively.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2008 and 2007
(6)	Tax Status

A favorable determination letter was received from the Internal Revenue Service on November 24, 1997, stating that the Plan is qualified under Section 401 (a) of the Internal Revenue Code (the “Code”), and the related trust is exempt from tax under Section 501(a) of the Code. Effective January 1, 2002, the Plan was amended and restated through the adoption of a prototype plan. Subsequent to the adoption of the prototype plan, the Plan was amended to become an individually designed plan. The Company believes that the Plan currently is designed and is being operated in compliance with the applicable requirements of the Code and that the Plan continues to qualify under section 401(a) and the related trust continues to be tax-exempt as of December 31, 2008. Accordingly, the accompanying financial statements do not include a provision for federal income taxes.

(7)	Plan Transfer

During 2008, the Plan Sponsor approved the merger of the Penn Laurel Financial Corporation 401(K) Plan into the Plan. The net assets of $1,547,916 were transferred into the Plan on April 25, 2008.

(8)	Northwest Savings Bank Employee Stock Ownership Plan

Beginning January 1, 2004, certain qualified participants in the Northwest Savings Bank Employee Stock Ownership Plan (“ESOP”) were eligible to diversify a portion of their Northwest Bancorp, Inc. holdings in the ESOP. Participants who elect to diversify their portion of their ESOP balance agree to in-kind transfer that portion of their ESOP balance to the Plan. Following the transfer, participants are entitled to reinvest this balance in any of the Plan’s investment options, including Northwest Bancorp, Inc. common stock. For the years ended December 31, 2008 and 2007, assets of $193,858 and $170,581, respectively, were transferred from the ESOP to the Plan as part of this diversification plan.

(9)	Related Party Transactions

Certain plan investments consist of shares of Northwest Bancorp, Inc. common stock and loans to participants which are secured by the balances in the participant accounts. In addition, expenses of the Plan are paid by Northwest Savings Bank. Northwest Savings Bank is the Plan Sponsor, and Northwest Bancorp, Inc. is the Parent Company of the Plan Sponsor; and therefore, these transactions qualify as party-in-interest transactions that are exempt under ERISA.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
EIN: 25-0368460
Plan Number: 002
Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2008

Identity of issue,
borrower, lessor, or			Current
similar party	Description of investments	Cost	value
	Mutual funds:
Vanguard	Vanguard Windsor II Fund	N/R	$4,206,198
T. Rowe Price	T. Rowe Price Blue Chip Growth	N/R	3,579,808
Vanguard	Vanguard Total Bond Market Index Fund	N/R	3,907,241
Vanguard	Vanguard 500 Index Fund	N/R	1,559,278
Vanguard	Vanguard Balanced Index Fund	N/R	2,592,680
T. Rowe Price	T. Rowe Price Mid-Cap Growth Fund	N/R	1,766,189
FPA Investments	FPA Capital Long Term Growth Fund	N/R	3,307,792
Vanguard	Vanguard Selected Value Fund	N/R	1,020,395
Franklin	Franklin Small Cap Growth II Fund	N/R	730,428
Artisan	Artisan International Fund	N/R	2,008,736
Vanguard	Vanguard Target Retirement 2005 Fund	N/R	214,994
Vanguard	Vanguard Target Retirement 2015 Fund	N/R	834,941
Vanguard	Vanguard Target Retirement 2025 Fund	N/R	701,232
Vanguard	Vanguard Target Retirement 2035 Fund	N/R	516,659
Vanguard	Vanguard Target Retirement 2045 Fund	N/R	596,787
Vanguard	Vanguard Target Retirement Income	N/R	185,357

	Total mutual funds		27,728,715
Vanguard	Collective trust fund:
	Vanguard Retirement Savings Trust Fund	N/R	5,730,336
	Employer securities:
* Northwest Bancorp, Inc.	Northwest Bancorp, Inc. common stock	N/R	15,524,082
* Plan participants	Loans to participants (139 loans outstanding at 5.00% to 9.25% with maturity dates through 2013)	N/R	803,431

			$49,786,564

N/R	—	Participant directed investment, cost not required to be reported

*		— Parties in interest — as defined by ERISA
See accompanying report of independent registered public accounting firm